Exhibit 10.10
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into in Chelmsford, Massachusetts by and between Brooks Automation, Inc., a Delaware corporation (the “Company”) and Michael W. Pippins (the “Executive”), as of Oct 17, 2005.
RECITALS
     1. The Company desires to continue to employ the Executive as Senior Vice President and Chief Marketing Officer of the Company upon the terms and conditions set forth herein.
     2. In consideration of the employment to be provided hereby as provided herein and the Indemnification Agreement attached hereto as Exhibit A, the Executive has entered into the Executive Invention, Nondisclosure, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B.
     For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties hereby agree as follows:
1. Duties. The Company shall continue to employ Executive on an at will basis as Senior Vice President and Chief Marketing Officer of the Company. Executive shall report to the Company’s President and CEO. Executive shall have such reasonable and appropriate duties as may from time to time be assigned by the President & CEO, which duties shall include, without limitation, responsibility for Corporate and Hardware Marketing. Executive shall perform the duties of such office as are provided for in the bylaws of the Company subject to the general supervision and direction of the President and CEO and the Company’s board of directors (the “Board of Directors”).
2. At Will Employment. Subject to Section 6 and the termination provisions contained therein, the Executive’s employment under this Agreement shall be on an at will basis (the actual period of Executive’s employment with the Company is referred to herein as the “Employment Term”).
3. Other Activities. Subject to the terms and conditions of the Executive Invention, Non-Disclosure, Non-Competition and Nonsolicitation Agreement attached hereto as Exhibit B, Executive may serve on corporate, civic, charitable boards or committees, fulfill speaking engagements, teach at educational institutions or manage personal investments, provided that such activities do not individually or in the aggregate interfere or conflict with the performance of his duties or obligations under this Agreement.
4. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company’s interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. Subject to Section 3 hereof, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

5. Compensation and Benefits.
     5.1. Base Salary. As consideration for Executive’s services performed during the Employment Term, the Company agrees to pay Executive a base salary of $263,536 per year (the “Base Salary”) payable in accordance with the normal payroll practices of the Company for its executives and subject to federal and state tax withholding. The Base Salary shall be reviewed annually by the compensation committee of the Board of Directors (the “Compensation Committee”) and adjusted as determined by the Compensation Committee (the Base Salary as adjusted from time to time shall be referred to as the “Current Base Salary”).
     5.2. Annual Management Bonus. During the Employment Term, Executive shall be eligible to receive cash bonuses each year from the Company determined by the Chief Executive Officer of the Company (the “Chief Executive Officer”) and the Compensation Committee (the “Annual Management Bonus”). The Annual Management Bonus shall be payable based upon performance criteria to be agreed upon by Executive and the Chief Executive Officer and approved by the Compensation Committee. The Annual Management Bonus may range from 0% to 150% of 70% of Current Base Salary and shall be reviewed at least annually by the Compensation Committee. Any such Annual Management Bonuses paid to Executive shall be in addition to the Current Base Salary.
     5.3. Benefits. During the Employment Term, Executive shall be eligible for participation in and shall receive all benefits available under the Brooks Automation, Inc. 401(k) Plan, and the Company’s welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives except as any of these may be limited by law.
     5.4. Business Expenses. Executive shall be entitled to receive prompt reimbursement during the Employment Term for all reasonable employment-related expenses incurred or paid by him in the performance of his services, subject to reasonable substantiation and documentation.
     5.5. Corporate Opportunities. During the Employment Term, Executive agrees that he will first present to the Chief Executive Officer, or the Board of Directors, for acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in providing or furnishing equipment, systems, components, products, software or services to customers in industries that the Company serves (including, without limitation, the semiconductor and flat panel display industries) which comes to his attention and in which he, or any affiliate, might desire to participate. If the Board of Directors, or the Chief Executive Officer, rejects the same or fails to act thereon in a reasonable time, Executive shall be free to invest in, participate or present such opportunity to any other person or entity, subject to the other terms of this Agreement.
6. Termination Events.
     6.1. Death/Long-Term Disability. This Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the death or Long-Term Disability (as defined below) of Executive.
          6.1.1. Long-Term Disability. For purposes of this Agreement, “Long-Term Disability” shall mean any disability of Executive that prevents Executive from devoting to the business of the Company his best efforts, skill and attention, for a period of 180 consecutive days.
     6.2. Termination by the Company. At the election of the Company, this Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the termination of Executive by the Company with Cause (as defined below) under this Agreement and delivery of written notice in accordance with Sections 6, 7 and 13 or (ii) the termination of Executive by the Company without Cause upon delivery of written notice in accordance with Sections 6, 7 and 13.
          6.2.1. Cause. For purposes of this Agreement, “Cause” shall include, without limitation, the occurrence of any of the following events during the Employment Term:
(i) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony;
(ii) fraud, embezzlement, or similar act of dishonesty; unauthorized disclosure, attempted disclosure, use or attempted use of confidential information of the company or of any other party if disclosed to the Company under the condition that it be kept confidential; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information;
(iii) material misrepresentation in connection with the Executive’s application for employment with the Company;
(iv) conduct by the Executive constituting an act of moral turpitude, or of physical violence while on duty;
(v) the Executive’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Executive’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company, including without limitation, the Company’s Standards of Conduct as then in effect as published on the Company’s internal website;
(vi) any act of gross negligence, gross corporate waste or disloyalty by the Executive to the Company or the commission of any intentional tort by the Executive against the Company; or
(vii) material breach of this Agreement or the agreements referenced herein by the Executive.

     6.3. Termination by Executive. At the election of the Executive, this Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the Executive’s resignation for Good Reason (as defined below); provided that Executive shall have first provided the Company with written notice in accordance with Section 13 of the occurrence of such action he believes constitutes Good Reason and the Company shall have failed to remedy such action within thirty (30) days of its receipt of such notice; or (ii) the Executive’s resignation without Good Reason upon delivery of written notice in accordance with Section 13.
          6.3.1. Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any one or more of the following events:
(i) a material breach of this Agreement by the Company;
(ii) a diminution of the Executive’s responsibilities and authority described in Section 1 resulting in responsibilities and authority in any material respect inconsistent with the responsibilities and authority of a senior officer of the Company, provided, however, that the parties may agree in writing to a waiver of this right by the Executive;
(iii) a material reduction of the Current Base Salary or of any benefit enjoyed by the Executive unless all senior executives suffer a substantially similar reduction;
(iv) the relocation of the Executive’s office to a location more than 60 miles from Chelmsford, Massachusetts; or
(v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale of assets or similar transaction.
     6.4. Termination Date. The term “Termination Date” shall mean if the Executive’s services are terminated (A) by his death, then the date of his death, or (B) by his Long-Term Disability, then the 180th day of such disability, or (C) for any other reason, then the date on which such termination is to be effective pursuant to the notice of termination to be given by the party terminating the employment relationship.
7. Effect of Termination.
     7.1. Termination for Death or Disability. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated due to Executive’s death or Long-Term Disability, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive or his heirs, executors or administrators as applicable, without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the prorata Annual Management Bonus, if any, for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2; and

(iii)	an amount equal to the value of Executive’s vacation accrued as of the Termination Date.
     7.2. Termination by the Company.
          7.2.1. Termination by the Company for Cause. It is expressly acknowledged and agreed that if Executive is terminated by the Company for Cause, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay immediately after the Termination Date the following amounts to the Executive without further recourse or liability to the Company:
(i)	an amount equal to the sum of Executive’s Current Base Salary earned through the Termination Date; and

(ii)	an amount equal to the value of Executive’s vacation accrued as of the Termination Date.
          7.2.2. Termination By the Company Without Cause. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated by Company for any reason, except as set forth in Sections 6.1, and 6.2.1, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the prorata Annual Management Bonus, if any, for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2;

(iii)	an amount equal to the value of Executive’s vacation accrued as of the Termination Date;

(iv)	one (1) year’s Current Base Salary as severance in pay continuation Payment of this severance will be made in bi-weekly payments for one (1) year (the “Initial Salary Continuation Period”);

(v)	during the Initial Salary Continuation Period as it may be extended pursuant to subsection (vi) below (together, the “Total Salary Continuation Period”), Executive will continue to be eligible for medical, dental and vision plans in which Executive was a participant at the Termination Date. The Company will continue to pay the employer portion of the costs of these plans during the Total Salary Continuation Period;

(vi)	if the Executive has not found a full time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, in each case subject only to the Executive’s obligation to inform the Company’s Human Resources Department that Executive’s search for replacement employment is ongoing and continuing in good faith. Said Notice from Executive shall be made on the 15th of the month commencing with the last month of the Initial Salary Continuation Period and monthly thereafter as applicable. Notice shall be made in accordance with Section 13 of this Agreement. Executive’s rights under the Total Salary Continuation Period shall be offset by income earned from consulting fees with the Company, by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity; and

(vii)	any and all payment by the Company under this Agreement are and shall be specifically conditioned upon full compliance by the Executive with all elements of the Executive Invention, Nondisclosure, Noncompetition and Nonsolicitation Agreement (attached as Exhibit B) and the other applicable provisions of this Agreement.
     7.3. Termination by Executive
          7.3.1. Termination by Executive Without Good Reason. It is expressly acknowledged and agreed that if Executive resigns without Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date; and

(ii)	an amount equal to the value of Executive’s accrued vacation pay.

          7.3.2. Termination by Executive For Good Reason. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated because the Executive resigns for Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the prorata Annual Management Bonus, if any, for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 5.2;

(iii)	an amount equal to the value of Executive’s vacation pay accrued as of the Termination Date;

(iv)	one (1) year’s Current Base Salary as severance in pay continuation. Payment will be made in bi-weekly payments during the Initial Salary Continuation Period;

(v)	during the Total Salary Continuation Period, Executive will continue to be eligible for medical, dental and vision plans in which the Executive was a participant at the Termination Date. The Company will continue to pay the employer portion of the costs of these plans during the Total Salary Continuation Period;

(vi)	if the Executive has not found full time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, subject only to the Executive’s obligation to inform the Company’s Human Resources Department that Executive’s search for replacement employment is ongoing and continuing in good faith. Said Notice from Executive shall be made on the 15th of the month commencing with the last month of the Initial Salary Continuation Period and monthly thereafter as applicable. Notice shall be made in accordance with Section 13 of this Agreement. Executive’s rights under the Total Salary Continuation Period shall not be offset by income earned from consulting fees with the Company, by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity; and

(vii)	any and all payment by the Company under this Agreement are and shall be specifically conditioned upon full compliance by the Executive with all elements of the Executive Invention, Nondisclosure, Noncompetition and

Nonsolicitation Agreement (attached as Exhibit B) and the other applicable provisions of this Agreement.
     7.4. 280G. In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (together with any similar tax that may hereafter be imposed by any taxing authority, the “Excise Tax”) the Executive shall be solely responsible for the payment in full of any such Excise Tax and the Company shall withhold any federal or state taxes as required by applicable law.
8. Noncompetition Agreement. The Executive shall execute the Executive Invention, Non-Disclosure, Non-Competition and Nonsolicitation Agreement attached as Exhibit B to this Agreement.
9. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge with or into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.
10. Indemnification. The Executive shall execute the Indemnification Agreement attached as Exhibit A to this Agreement.
11. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
12. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.
13. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:

     If to Executive, to him at the following address:
Michael W. Pippins
300 Bridge Street
Hamilton, MA 01982
     If to the Company, to it at the following address:
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel
     or to such other person or address as to which either party may notify the other in accordance with this Section 13.
14. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.
15. Remedies. Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).
16. Integration. This Agreement, the Executive Invention, Non-Disclosure, Non-Competition and Nonsolicitation Agreement attached as Exhibit B hereto, the Indemnification Agreement attached as Exhibit A hereto, unless otherwise provided herein, form the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and shall supersede all prior agreements, oral discussions, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.
17. Absence of Conflicting Obligations. Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of his duties and responsibilities under this Agreement. Executive further represents that his obligations under or in consideration with this Agreement do not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.
18. Taxes. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law Notwithstanding anything herein to the contrary, the Company shall accelerate the timing of any amounts payable to the Employee pursuant to Section 7 hereunder if and as necessary to prevent such amounts from being deemed “deferred compensation” pursuant to the American Jobs Creation Act of 2004 (or the rules and regulation promulgated thereunder).

19. Survival. Notwithstanding any provisions of this Agreement to the contrary, the obligations of Executive and the Company pursuant to Sections 6 through 21 hereof shall each survive termination of this Agreement.
20. Effect of Headings. Any title of a section heading contained herein is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

/s/ Michael W. Pippins
Michael W. Pippins

BROOKS AUTOMATION, INC.
By:	/s/ Thomas S. Grilk
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary